Exhibit 99.1

Ondas Holdings Inc. Successfully Prices $1 Billion Stock and Warrant Sale Above Market Price

WEST PALM BEACH, FLORIDA / January 9, 2026 / Ondas Holdings Inc. (NASDAQ:ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence through its Ondas Autonomous Systems (OAS) business unit and private wireless solutions through Ondas Networks, today announced that it has priced its $1 billion registered direct offering of 19,000,000 shares of its common stock and, in lieu of common stock, pre-funded warrants to purchase up to 41,790,274 shares of its common stock (together “Common Stock Equivalents”) to an institutional investor. Each Common Stock Equivalent is being sold with a common stock warrant to purchase two (2) shares of common stock. The total number of Common Stock Equivalents to be sold in the offering is 60,790,274. The Common Stock Equivalents will be accompanied by warrants to purchase a total of 121,580,548 shares of common stock, which we refer to as common stock warrants.

Each share of common stock and accompanying common stock warrant is being sold together at a combined offering price of $16.45, and each pre-funded warrant and accompanying common stock warrant is being sold together at a combined offering price of $16.4499 (with a nominal exercise price of $0.0001 per share remaining unpaid as of the issuance date), each priced above-the-market under the rules of the Nasdaq Stock Market and representing a premium of approximately 17.5% to Ondas’ closing stock price on January 8, 2026. Each pre-funded warrant will be exercisable immediately after the original issue date and will expire seven years from the date of issuance. Each common stock warrant will have an exercise price of $28.00 per share, will be immediately exercisable and will expire seven years from the date of issuance. All of the shares, pre-funded warrants and common stock warrants in the offering are being sold by the Company. The offering is expected to close on or about January 12, 2026, subject to the satisfaction of customary closing conditions.

Ondas expects the gross proceeds from this offering to be approximately $1 billion, before deducting the estimated placement agent’s fees and other estimated offering expenses and excluding any proceeds that may be received from the exercise of the common stock warrants. If the common stock warrants are fully exercised on a cash basis, Ondas has the potential to raise approximately $3.4 billion in additional gross proceeds. No assurance can be given that any of the common stock warrants will be exercised. Ondas intends to use the net proceeds from this offering for corporate development and strategic growth, including acquisitions, joint ventures, and investments.

Oppenheimer & Co. Inc. is acting as the lead placement agent for the offering. Stifel, Nicolaus & Company, Incorporated, Needham & Company, LLC, Lake Street Capital Markets, LLC, Northland Capital Markets, Ladenburg Thalmann & Co. Inc., H.C. Wainwright & Co., LLC, and Maxim Group LLC are acting as co-placement agents for the offering.

An automatic shelf registration statement on Form S-3ASR (File No. 333-290121) relating to the securities to be issued in the offering was filed with the Securities and Exchange Commission (“SEC”) and was automatically effective upon filing on September 9, 2025. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus relating to the shares being offered may also be obtained, when available, from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares, nor will there be any sale of the shares in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected timing, completion or size of the offering, the expected gross proceeds therefrom, the intended use of net proceeds therefrom and the exercise of the common stock warrants prior to their expiration. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties relate, among other things, to fluctuations in our stock price, changes in market conditions and satisfaction of customary closing conditions related to the offering. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. There can be no assurance that we will be able to complete the offering on the anticipated terms or at all. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888.350.9994

ir@ondas.com

Media Contact for Ondas

Escalate PR
ondas@escalatepr.com

Preston Grimes
Marketing Manager, Ondas Holdings Inc.
Preston.grimes@ondas.com

SOURCE: Ondas Holdings Inc.